As filed with the Securities and Exchange Commission on August 28, 2001
                                                  Registration No. 333-_______
------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933




                       MAGNITUDE INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


       Delaware                                                   75-2228828
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.


                               401 State Route 24
                            Chester, New Jersey 07930
                                 (908) 879-2722
(Address and Telephone Number of Registrant=s Principal Executive Office)
                                                                     (Zip Code)



                Agreement with John R. Good and the Good Company
                        (200,000 shares of common stock)
                        Agreement with Capital Reps, LLC
                        (20,598) shares of common stock)
                          Agreement with Mark Carleson
                         (48,805 shares of common stock)
                           Agreement with Stan Shuman
                         (10,000 shares of common stock)
                            (Full title of the plans)


         --------------------------------------------------------------
                           Steven D. Rudnik, President
                               401 State Route 24
                            Chester, New Jersey 07930
                                 (908) 879-2722
 (Name, Address and Telephone number, including area code,of agent for service)


                                   ----------
                                   Copies to:
                             Joseph J. Tomasek, Esq.
                             77 North Bridge Street
                          Somerville, New Jersey 08876
                                 (908) 429-0030
                                 --------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following:[X]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                    Proposed          Proposed
Title of              Amount        maximum           maximum      Amount of
securities to         to be         offering price    aggregate   registration
be registered         registered    per share (1)     offering       fee
                                                      price (1)
-------------------------------------------------------------------------------

Common Stock (1)      279,403          $.40            $111,761      $100.00
------------------------------------------------------------------------------

(1) Calculated in accordance with 457(c) using the closing price for the common stock on August 24, 2001.

          Part I - Information Required in the Section 10(a) Prospectus

         The documents containing information specified in Part I (plan information and registrant information) will be sent or given to the consultants and employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                       MAGNITUDE INFORMATION SYSTEMS, INC.

                         279,403 shares of common stock

                             ----------------------

            Certain officers, directors, employees and consultants of Magnitude Information System may sell up to279,403 shares of common stock.

            Magnitude  Systems will not receive any proceeds from this offering.

                             -----------------------

            Please see the risk factors beginning on page 7 to read about certain factors you should consider before buying shares of common stock.

                             -----------------------

            Magnitude Information System=s, Inc=s common stock is quoted on the OTC Bulletin Board under the symbol MAGY. On August 24, 2001 the last sale price of the common stock as reported on the Electronic Bulletin Board was $.40.

            The  mailing  address  of  our  principal   executive
offices is 401 State Route 24, Chester, New Jersey 08973.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 28, 2001

                                TABLE OF CONTENTS

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

Available Information . . . . . . . . . . . . . . . . . . . . .. . . . 14

Incorporation of Certain Documents by Reference . . . . . . . . . . . .15

Selling Securityholders . . . . . . . . . . . . . . . . . . . .. . . . 15

Plan of Distribution . . . . . . . . . . . . . . . . . . . . .  . . . .17

Description of Securities . . . . . . . . . . . . . . . . . . .. . . . 18

Transfer Agent and Registrar . . . . . . . . . . . . . . . . .  . . . .21

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .. . . . 21

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . 21

Indemnification of Directors and Officers . . . . . . . . . . . . . . .22

                                   The Company

     Magnitude Information Systems, Inc. (the "Company" or "Magnitude") was incorporated as a Delaware corporation on April 19, 1988 under the name Fortunistics Inc. On March 4, 1993, the Company changed its name to Whitestone Industries, Inc. On July 14, 1997, the Company changed its name to Proformix Systems, Inc., and on November 18, 1998, the Company changed its name to Magnitude Information Systems, Inc. .

     The Company's primary product is an integrated suite of proprietary software modules marketed under the name "ErgoManagerTM" which are designed to help individual computer users and businesses increase productivity and reduce the risk of potentially preventable repetitive stress injury (RSI). These software modules can be applied individually or together in a comprehensive ergonomic and early intervention program that seeks to modify a user's behavior by monitoring computer usage patterns over time and warning the user when to break a dangerous trend in repetitive usage of an input device, such as a keyboard or mouse. The product was developed to train people working on computers, monitor computer-use related activities and evaluate a user's risk exposure and propensity towards injury or loss of effectiveness in connection with his/her day-to-day work. Moreover, the software enables a company to not only address the issue of health risks involving employees and to minimize resulting potential liabilities, but delivers a powerful tool to increase overall productivity.

                                   BACKGROUND

     On June 24, 1997, the Company entered into an acquisition agreement whereby it acquired substantially all of the outstanding stock of Proformix, Inc., a Delaware corporation and manufacturer of ergonomic keyboarding systems.Proformix, Inc. in November 1998 changed its name to Magnitude, Inc. and is hereafter referred to as Magnitude, Inc. The business combination took the form of a reverse acquisition. The Company and Magnitude, Inc. remain as two separate legal entities whereby Magnitude, Inc. operates as a subsidiary of Magnitude Information Systems, Inc.. The operations of the newly combined entity are currently comprised solely of the operations of Magnitude, Inc.

     On February 2, 1998, the Company entered into an Agreement and Plan of Merger with Rolina Corporation, a privately held New Jersey software developing firm, and on April 30, 1998, into an Asset Purchase Agreement with Vanity Software Publishing Co., a Canadian developer of specialized software, whereby the Company, in return for payments in form of cash and equity, acquired the rights to certain software products and related assets, with such software products subsequently forming the basis for the further development during the year of the Company's proprietary ErgoManagerTM software product.

     On November 18, 1998, the Company and its wholly owned subsidiary Magnitude, Inc. entered into an Asset Purchase Agreement and several related agreements with 1320236 Ontario Inc. ("OS"), a publicly traded Canadian designer, manufacturer and distributor of office furniture pursuant to which OS acquired Magnitude, Inc.'s hardware product line comprised of ergonomic keyboard platform products and accessories, and all related inventory and production tooling and warehousing assets, and all intellectual property rights including the Proformix name, against a cash consideration and certain royalty payments on OS' sales of the Proformix hardware products. With the sale of the hardware product line, the Company's business is now focused exclusively on the further development and marketing of its new software products. This development comes against the backdrop of the issuance of a patent by the US Patent and Trademark Office on the Company's patent application for certain design principles underlying its ErgoManagerTM software.

                                  Risk Factors

         You should carefully consider the risks described below when evaluating your ownership of the Magnitude common stock. The risks and uncertainties described below are not the only ones Magnitude faces. Additional risks and uncertainties we are presently not aware of or that we currently consider immaterial may also impair Magnitude's business operations.

         If any of the following risks actually occurs, Magnitude's business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of the Magnitude common stock could decline significantly.

Substantial Losses - Lack of Profitability.

         We have a history of losses and if we do not achieve profitability we may not be able to continue our business in the future. We have incurred substantial operating losses since our inception, which has resulted in an accumulated deficit of approximately $15,014,540 as of December 31, 2000 of which approximately $7 million are attributable to its discontinued hardware product line. For the fiscal years ended December 31, 2000 and 1999, we incurred losses of $3,716,527 and $2,391,948, respectively. For the six month period ended, June 30, 2001, we had additional losses of $1,708,349. We have financed our operations primarily through the sales of equity and debt securities. Our expense levels are high and our revenues are difficult to predict. We anticipate incurring additional losses until we increase our client base and revenues. We may never achieve or sustain significant revenues or profitability. If we are unable to achieve increased revenues, we will continue to have losses and may not be able to continue our operations.

Additional Financing Requirements.

         We could be required to cut back or stop operations if we are unable to raise or obtain needed funding. Our ability to continue operations will depend on our positive cash flow, if any, from future operations or our ability to raise additional funds through equity or debt financing. In February, 2000 we received a firm commitment for private financing of $3.0 million of equity in order to obtain the working capital necessary to continue to finance our operations and execute our business plan. Although we anticipate that future revenues and our current cash balance will be sufficient to fund our current operations and capital requirements for the current fiscal year, we cannot give you any assurance that we will not need additional funds before such time. We have no current arrangements for additional financing and we may not be able to obtain additional financing on commercially reasonable terms, if at all. We could be required to cut back or stop operations if we are unable to raise or obtain funds when needed.

Limited Operating History.

         We have a limited operating history as a software product company and have made only limited sales of our products. Our total revenues for software sales and licenses for the years ended December 31, 2000 and 1999 were approximately $646,035 and $260,703, respectively. For the six month period ended June 30, 2001 we have revenues of only $492,933.

Uncertainty of Market Acceptance.

         Our revenues depend on sales of our specialized software products and we are uncertain whether there will be broad market acceptance of these products. Our revenue growth for the foreseeable future is largely dependent upon increased sales of our ErgoManagerTMsuite of software products. Since the introduction of our ErgoManagerTM software products in November, 1998 and through December 31, 2000 revenue from our software products has been approximately $933,000 (prior to this time, we had sales of approximately $63,000 based upon a predecessor version of the ErgoManagerTM software}. For the six month period ended June 30, 2001, we had revenues from the sales of software product licenses of $492,933. Our future financial performance will depend upon the successful introduction and customer acceptance of our ErgoManagerTM software products as well as the development of new and enhanced versions of this product as well as other related software products that may be developed in the future. Revenue from products such as ErgoManagerTM depend on a number of factors, including the influence of market competition, technological changes in the ergonomic workplace market, our ability to design, develop and introduce enhancements on a timely basis and our ability to successfully establish and maintain distribution channels. If we fail to achieve broad market acceptance of our ErgoManagerTM products, it would have a material adverse effect on our business, operating results and financial condition.

Lack of Distribution Network and Strategic Relationships.

         Inability to enter into strategic relationships with indirect channel partners could have a material adverse effect on us. As part of our sales and marketing efforts, we are seeking to develop strategic relationships with indirect channel partners, such as original equipment manufacturers and resellers. We have limited financial, personnel and other resources to undertake extensive marketing activities ourselves. Therefore, our software products will depend on our ability to develop and maintain strategic marketing relationships with indirect channel partners and their ability to market and distribute our software products. If we are unable to enter into and maintain such arrangements or if such arrangements do not result in the successful commercialization of our software products, then this could have a material adverse effect on our business, operating results and financial condition.

 Possible Loss of Entire Investment.

                  The common stock offered hereby is highly speculative, involves a high degree of risk and should not be purchased by any person who cannot afford the loss of his entire investment. A purchase of our common stock in this offering would be unsuitable for a person who cannot afford to sustain such a loss.

Competition

         Competitive pressures come from other ergonomic software products. The key to ErgoManager winning the business appears to be finding someone at the prospective client who understands ergonomic issues and can appreciate why ErgoManager is a superior product.

         The Company has ascertained, based on customer comments, that the Company's market share lead gives it the opportunity to be first to dominate this market niche. However, this market is in its infancy and there are no real competitors - higher or lower in cost compared to Magnitude - executing substantial marketing communications. Magnitude is left to finance and develop the market on its own.

         The relatively small size of the existing marketplace , Magnitude, and its competitors provides a window of opportunity for companies with substantial resources to quickly enter and dominate the market, should they determine or suspect rapid growth. While such a move could lessen Magnitude's opportunity to be the overall market leader, it would greatly benefit the Company by drawing attention to and building the market.

         From a marketing and sales perspective, Magnitude and its products do not currently have significant competition. There are several first and second-generation keystroke counters and egg timers but they do not provide the end user and the employer with the requisite compliance and usability that ErgoManager brings to the table. In all comparisons, ErgoManager provides more features and better performance than competitive products. The differences between ErgoManager and competing products are substantial.

Dependence Upon Key Personnel.

                  We are substantially dependent upon the continued services of Steven D. Rudnik, our President and Chief Executive Officer. The loss of the services of Mr. Rudnik through incapacity or otherwise would have a material adverse effect upon our business and prospects. To the extent that his services become unavailable, we will be required to retain other qualified personnel, and there can be no assurance that we will be able to recruit and hire qualified persons upon acceptable terms. We do, however, maintain key person life insurance on the life of Mr. Rudnik in the amount of $1 Million.

         In addition, we believes that our future prospects will depend in large part upon our ability to attract, train and retain highly-skilled technical, managerial, sales and marketing personnel. However, competition for personnel in the software industry is intense, and, at times, we have had difficulty locating candidates with appropriate qualifications within various desired geographic locations, or with certain industry-specific expertise. If our competitors increase their use of non-compete agreements, the pool of available technical personnel may further narrow in certain jurisdictions, even if the non-compete agreements are ultimately unenforceable. The failure to attract, train, retain and manage productive sales and sales support personnel would have a material adverse effect on our business, financial condition and results of operations.

         If we lose the services of one or more of our key employees, our business, operating results, financial condition or business prospects could be materially adversely affected. We have several programs in place to retain key personnel, including granting of stock options that vest annually over four or five years. A number of key employees have vested stock options with exercise prices lower than our current stock price. These potential gains provide these employees the economic freedom to explore personal objectives both within and outside of our Company, which may result in the loss of one or more key employees during the coming years.

         It is widely recognized that the software industry in which we compete is at or beyond a condition of full employment. We may not be able to attract, train and retain the personnel it requires to develop, market, sell and support new or existing software or to continue to grow. Also, to penetrate successfully key vertical markets, we must attract, train and retain personnel with industry-specific expertise.

Penny Stock Regulations

                The Securities Enforcement Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as "penny stocks". The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (I) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith aswell as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stocks may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace. Our common stock is currently considered a penny stock.

There is Intense Competition in the Industry

         Intense competition could lead to increased price competition in the market, forcing us to reduce prices. As a result, our gross margins may decline and we may lose our first-to-market advantage which, in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be unable to compete successfully with any new competitors.

         The computer software industry and products developed for the computer workplace face intense competition. We will be at a competitive disadvantage in seeking to compete with other companies having more assets, larger technical staffs, established market shares and greater financial and operational resources than us. There can be no assurance that we will be able to meet the competition and operate profitably.

Magnitude Has Limited Protection of Intellectual Property and Proprietary Rights and May Potentially Infringe Third Party Intellectual Property Rights

         We consider certain aspects of our software and documentation to be proprietary, and rely on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. Outstanding applications may not result in issued patents and, even if issued, the patents may not provide any meaningful competitive advantage. Existing copyright laws afford only limited protection. We believe that the rapid pace of technological change in the computer software industry has made patent, trade secret and copyright protection less significant than factors such as:

o        knowledge, ability and experience of our  employees;
o        frequent software product enhancements; and
o        timeliness and quality of support services.

         Patent, trade secret and copyright protections may be inadequate, and our competitors may independently develop ergonomic software products that are substantially equivalent or superior to our software products. We do not believe that our software products, our trademarks or other proprietary rights infringe on the property rights of any third parties. However, third parties may assert infringement claims against us and our products. These assertions could require us to enter into royalty arrangements or could result in costly litigation.

Magnitude May Experience Product Liability Claims

         Although our license agreements contain provisions designed to limit our exposure to potential product liability claims, these provisions could be invalidated by unfavorable judicial decisions or by federal, state or local laws or ordinances. Although we have not experienced any product liability claims to date, use of our software in mission critical applications may create a risk that a third party may pursue a claim against us. Although we carry product liability insurance, if a product liability claim against us was successful, the resulting damages or injunctive relief could have a material adverse affect on our business, financial condition and results of operations.

Our Stock Price is Volatile and There is a Risk of Litigation

         The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

o revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;
o        announcements of technological innovations by us or our competitors;
o new products or the acquisition of significant customers by us or our competitors;
o developments with respect to patents, copyrights or other proprietary rights by us or our competitors;
o changes in recommendations or financial estimates by securities analysts;
o        conditions and trends in the software  industry  generally;
o        general market conditions and other factors.

         Further, the stock market has experienced in recent months and may continue in the future to experience extreme price and volume fluctuations that particularly affect the market prices of equity securities of high technology companies that often are not related to or are disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions have, and may continue to have, a material adverse effect on the trading price of our common stock. Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. We cannot assure you that there will not be lawsuits in the future or that future lawsuits will not have a material adverse effect on our business, financial condition and results of operations.

Rapid Technological Change; Dependence on New Products

         The market for software is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The Company must respond rapidly to developments related to operating systems and applicable programming languages. Such developments will require the Company to continue to make substantial product development investments. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenue.

         The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis fully functional product enhancements or new products that respond to technological advances by others, or that its enhanced and new products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new or enhanced products, and there can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Patents and New Products" and "Research and Development" below.

There Could Be Adverse Effects of Potential Securities Issuances

         In addition to the 279,403 common shares offered in this prospectus, the Company is in the process of registering for sale under the securities laws an additional 17,027,568 common shares on behalf of other selling securityholders and the Company anticipates that these Common Shares will be saleable by these other selling securityholders in the near future. If the other selling securityholders identified in the pending and above referenced registration statement were to fully exercise their respective rights to obtain all of the Company common shares registered in the other registration statement, whether by exercise or conversion of warrants, preferred stock, stock options or the like, and the Selling Securityholders in this Prospectus, decided to sell all of their Company Common Shares, 279,404 Company Common Sharesin this Prospectus , and the additional 17,027,568 Company Common Shares in the other registration statement, the market price of our common stock could be materially adversely affected

Arbitrary Determination of Offering Price

The prices at which any of the Company Common Shares may be offered for sale by the Selling Securityholders will be determined by the then prevailing market prices of our Common Shares offered and sold on the Electronic Bulletin Board, over-the-counter market or on any other then applicable exchange where our Common Shares are traded, or may be at negotiated prices which, in all likelihood, will bare no relationship to the Company's assets, book value, net worth or other economic or recognized measure of value. All of the exercise prices of the Company's outstanding warrants identified herein as owned by the Selling Securityholders as well as any other exercise price or rate of any other outstanding Company stock options, convertible preferred stock, convertible promissory notes and the like were arbitrarily determined by us and, as well, bear no relationship to our assets, book value, net worth, or any other economic or recognized measure of value. These exercise prices or conversion rates should not be regarded as any indication of current or future market price for our Common Shares.

                              Available Information

                  We are a voluntary reporting company and file current, quarterly and annual reports with the Securities and Exchange Commission in compliance with the informational requirements of the Securities Exchange Act of 1934 (the A1934 Act@). However, our common shares are not registered under the 1934 Act. As a result, our proxy statements are not filed with the Securities and Exchange Commission but are prepared in accordance with the laws of the State of Delaware. In addition, because our common shares are not registered under the 1934 Act, our officers and directors as well as any holders of 10% or more of our common stock are not required to file individual reports describing their common stock holdings in our Company or changes in their ownership positions. Our current, quarterly and annual reports can be inspected and copied at the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission=s regional offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and 7 World Trade Center, Suite 1300 New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Such reports and other information may also be inspected without charge at a website maintained by the Commission. The address of the website is http://www.sec.gov.

                  This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part and which we have filed with the Commission. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to us may be provided in the future by means of appendices or supplements to the prospectus.

                  We hereby undertake to provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Magnitude Information Systems, Inc., 401 State Route 24, Chester, New Jersey 08930 (908) 879-2722.

                  Incorporation of Certain Documents by Reference

                  We hereby refer to the following documents previously filed by Magnitude Information Systems with the Securities and Exchange Commission, and incorporated these documents in this prospectus:

    (a) Quarterly Reports on Forms 10-QSB for the periods ended March 31, 2001 and June 30, 2001;

    (b)      Annual Report on Form 10-KSB for its fiscal year ended December 31,
             2000;

    (c)      Form 8-K filed with the Commission on March 26, 2001;

    (d)      Prospectus filed pursuant to Rule 424(b)(3) on January 17, 2001;

    (e) All other reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act since our fiscal year ended December 31, 2000.

                  All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of securities made by this prospectus shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

                  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                             Selling Securityholders

                  This prospectus covers common stock that has been issued to the selling securityholders, named herein as of August 28, 2001.

                  The  following  table  sets  forth  as  of  August  28,  2001
certain   information  with  respect  to  the  selling securityholders,
John R. Good and the Good Company, Capital Reps, LLC, Mark Carleson and Stan Shuman . Magnitude Information Systems will not receive any of the proceeds from the sale of the common stock.

                                   Securities                                               Securities
                                    Owned Prior                Securities                       Owned
                                    to Offering (1)           Offered Herein              After Offering (2)
                                    ---------------           --------------            --------------------
Name of Selling
Securityholder                      Common Stock              Common Stock              Amount          %
------------------------------------------------------------------------------------------------------------

John R. Good and
   the Good Company                 240,000                       200,000               40,000    less than 1%
Capital Reps, LLC                    20,598                        20,598                 0             0
Mark Carleson                        48,805                        48,805                 0             0
Stan Shuman                          10,000                        10,000                 0             0

---------------------------------------------------------------------------------------------------------------

(1) For purposes of this table, each person listed above is deemed to own shares of common stock if he has the right to acquire the common stock within 60 days of August 28, 2001. For purposes of computing the percentage of outstanding shares of common stock held by each selling securityholder, any security which they have the right to acquire within such date is deemed to be outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe, based on information supplied by selling securityholder, that they have sole voting and investment power with respect to all the shares of common stock which they own.

(2) For purposes of this table, the number and percentage of common stock owned after the offering presumes the sale of all the common stock offered herein.

                              Plan of Distribution

                  Each selling securityholder may offer and sell the shares of common stock from time to time at their discretion on the OTC Bulletin Board, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or at negotiated prices. The distribution of the shares of common stock may be effected from time to time in one or more transactions including, without limitation; (a) a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the selling securityholder and purchasers without a broker-dealer or other intermediary. In effecting sales, broker-dealers or agents engaged by a selling securityholder may arrange for other broker-dealers or agents to participate. From time to time, the selling securityholder may pledge, hypothecate or grant a security interest in some or all of the common stock owned by him, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling securityholders hereunder. In addition, the selling securityholder may from time to time sell short the common stock, and in such instances, this prospectus may be delivered in connection with such short sale and the common stock offered hereby may be used to cover such short sale.

                  Sales of the common stock may also be made pursuant to Rule 144 under the Securities Act of 1933, as amended, where applicable. The selling securityholders= shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. Magnitude Information Systems will not receive proceeds from the sale of the selling securityholders= common stock.

                  From time to time, the selling securityholder may transfer, pledge, donate or assign its common stock to lenders, family members and others and each of such persons will be deemed to be a selling securityholder for purposes of this prospectus. The plan of distribution for the selling securityholders= shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling securityholders hereunder.

                  Including, and without limiting the foregoing, in connection with distributions of the common stock, selling securityholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions he assumes. They may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. The selling securityholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

                  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if Magnitude Information Systems, Inc.=s float is less than $25 million or its average daily trading volume is less than $100,000) prior to the selling securityholder=s participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the common stock by them.

                  Magnitude Information Systems is bearing all costs relating to the registration of the shares of common stock (other than fees and expenses, if any, of counsel or other advisors to the selling securityholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of common stock will be borne by them.

                            Description of Securities

         Magnitude is currently authorized by its Certificate of Incorporation to issue an aggregate 103,000,000 shares of capital stock, including 100,000,000 shares of Common Stock, $.0001 par value per share of which 22,616,720 were issued and outstanding as of August 13, 2001 and 3,000,000 shares of Preferred Stock, $0.01 par value per share of which: 2,500 shares have been designated as Cumulative Preferred Stock, par value $0.0001 per share, of which 1 share was outstanding as of August 13, 2001; 300,000 shares have been designated as Series A Senior Convertible Preferred Stock (the "Series A Stock"), $0.001 par value per share of which 29,300 were issued and outstanding as of August 13, 2001; 350,000 shares have been designated as Series B Senior Convertible Preferred Stock (the "Series B Stock"), par value $0.001 per share, of which no shares were outstanding as of August 13, 2001, 120,000 shares have been designated as Series C Senior Convertible Preferred Stock (the "Series C Stock") par value $0.001 per share of which 100,000 shares were outstanding as of August 13, 2001, and; 500,000 shares have been designated as Series D Senior Convertible Preferred Stock (the "Series D Stock"), $.001par value per share of which 85,557 were issued and outstanding as of August 13, 2001.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the rights and preferences of the holders of any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after the payment of all debts and other liabilities of the Company, subject to the liquidation preferences, if any, of the holders of any outstanding Preferred

Stock. Holders of Common Stock have neither preemptive rights nor rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of shares of Preferred Stock that the Company may designate and issue in the future. Preferred Stock

         The Board of Directors of the Company recently took action to create and authorize the issuance of (1) up to 300,000 shares of Preferred Stock designated as Series A Senior Convertible Preferred Stock of which 29,300 shares were issued and outstanding as of August 13, 2001 (the "Series A Stock"); (2) up to 350,000 shares of Preferred Stock designated as Series B Senior Convertible Preferred Stock (the "Series B Stock') of which no shares were outstanding as of August 13, 2001, (3) up to 120,000 shares of Preferred Stock designated as Series C Senior Convertible Preferred Stock (the "Series C Stock") of which 100,000 shares were outstanding as of August 13, 2001, and; (4) up to 500,000 shares of Preferred Stock designated as Series D Senior Convertible Preferred Stock (the "Series D Stock") of which 85,557 shares were outstanding as of August 13, 2001.

The Series A Stock

         The Series A Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series A Stock are entitled to receive semi-annual cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series B Stock and Series C Stock, calculated against their liquidation price of $5.00 per share at the rate of 7% annually during the first year of their issuance, increasing thereafter in increments of 1/2 of 1% per year for the next six years when the interest rate is fixed at 10% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $5.00 per share of Series A Stock, on an equal basis with the holders of any Series B Stock and Series C Stock.

         Magnitude has the right to redeem or buy back part or all of the Series A Stock three years after their issuance by paying to the holders the liquidation price ($5.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 15% of the liquidation price. Holders of the Series A Stock can convert their shares into Magnitude Common Stock at a conversion rate equal to 150% of the "market price" of Magnitude's Common Stock at the time of conversion. "Market price" is based upon the average bid and asked prices for Magnitude's Common Stock as quoted by the then stock exchange during the 20 consecutive trading day period immediately preceding the conversion.

The Series B Stock

         The Series B Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series B Stock are entitled to receive semi-annual cumulative dividends before any dividends are declared and paid upon the Common Stock, but on a par with the holders of any Series A Stock and Series C Stock, calculated against their liquidation price of $9.00 per share at the rate of 7% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $9.00 per share of Series B Stock, on an equal basis with the holders of any Series A Stock and Series C Stock. Magnitude has the right to redeem or buy back part or all of the Series B Stock three years after their issuance by paying to the holders the liquidation price ($9.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the liquidation price. Holders of the Series B Stock can convert their shares into Magnitude Common Stock on the basis of 10 shares of Common Stock for one share of Series B Stock at any time.

The Series C Stock

         The Series C Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series C Stock are entitled to receive monthly cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series A Stock and Series B Stock, calculated against their liquidation price of $9.00 per share at the rate of 7% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $9.00 per share of Series C Stock, on an equal basis with the holders of any Series A Stock and Series B Stock. Magnitude has the right to redeem or buy back part or all of the Series C Stock three years after their issuance by paying to the holders the liquidation price ($9.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the liquidation price. Holders of the Series C Stock can convert their shares into Magnitude Common Stock on the basis of 10 shares of Common Stock for one share of Series C Stock at any time.

 The Series D Stock

         The Series D Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series D Stock are entitled to receive semi-annually cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series A Stock, Series B Stock and Series C Stock calculated against their respective stated value per share at the rate of 7% semi-annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price equal to their stated value for the Series D Stock, on an equal basis with the holders of any Series A Stock, Series B Stock and Series C Stock. Magnitude has the right to redeem or buy back part or all of the Series D Stock three years after their issuance by paying to the holders the stated value thereof, any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the stated value. Holders of the Series D Stock can convert their shares into Magnitude Common Stock on the basis of 10 shares of Common Stock for one share of Series D Stock at any time.

Cumulative Preferred Stock

     The Company has designated 2,500 shares as "Cumulative Preferred Stock", of which as of September 30, 2000, one share is issued and outstanding. The Cumulative Preferred Stock is non-voting. Each share shall be entitled to receive out of the surplus or net profits of the Company, cumulative dividends thereon at the rate of $9,000 per year, payable quarterly, semi-annually, or annually, as and when declared by the Board of Directors. The Cumulative Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution and rights upon redemption, rank prior to all classes and series of Common Stock.

                          Transfer Agent and Registrar

                  The transfer agent and registrar for our common stock is Securities Transfer Corp., 2591 Dallas Parkway, Suite 102,Frisco, Texas 75034.


                                  Legal Matters

                  The legality of the shares offered hereby has been passed upon by Joseph J. Tomasek, Esq., 77 North Bridge Street,Somerville, New Jersey.

                                     Experts

                  Our consolidated financial statements incorporated in this registration statement by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2000 have been audited by Rosenberg, Rich, Baker, Berman & Company, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion) and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                    Indemnification of Directors and Officers

                  Section 145 of the General Corporation Law of the State of Delaware and Article 7 of our Certificate of Incorporation contain provisions for indemnification of our officers, directors, employees and agents. The Certificate of Incorporation requires us to indemnify such persons to the fullest extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.


PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

                  The documents listed below have been filed by us with the Commission and are incorporated herein by reference:

                  (a) Annual Report on Form 10-KSB for its fiscal year ended December 31, 2000;

                  (b) Quarterly Reports on Forms 10-QSB for the periods ended March 31, 2001and June 30, 2001;

                  (c) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Exchange Act since the Company=s fiscal year ended December 31, 2000.

                  All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent hereto, but prior to the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated by reference herein and to be part hereof from their respective dates of filing.

                  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4.  Description of Securities

         Magnitude is currently authorized by its Certificate of Incorporation to issue an aggregate 103,000,000 shares of capital stock, including 100,000,000 shares of Common Stock, $.0001 par value per share of which 22,616,720 were issued and outstanding as of August 13, 2001 and 3,000,000 shares of Preferred Stock, $0.01 par value per share of which: 2,500 shares have been designated as Cumulative Preferred Stock, par value $0.0001 per share, of which 1 share was outstanding as of August 13, 2001; 300,000 shares have been designated as Series A Senior Convertible Preferred Stock (the "Series A Stock"), $0.001 par value per share of which 29,300 were issued and outstanding as of August 13, 2001; 350,000 shares have been designated as Series B Senior Convertible Preferred Stock (the "Series B Stock"), par value $0.001 per share, of which no shares were outstanding as of August 13, 2001, 120,000 shares have been designated as Series C Senior Convertible Preferred Stock (the "Series C Stock") par value $0.001 per share of which 100,000 shares were outstanding as of August 13, 2001, and; 500,000 shares have been designated as Series D Senior Convertible Preferred Stock (the "Series D Stock"), $.001par value per share of which 85,557 were issued and outstanding as of August 13, 2001.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the rights and preferences of the holders of any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after the payment of all debts and other liabilities of the Company, subject to the liquidation preferences, if any, of the holders of any outstanding Preferred Stock. Holders of Common Stock have neither preemptive rights nor rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock may be subject to, and may be adversely affected by, the rights of the holders of shares of Preferred Stock that the Company may designate and issue in the future.

Preferred Stock

         The Board of Directors of the Company recently took action to create and authorize the issuance of (1) up to 300,000 shares of Preferred Stock designated as Series A Senior Convertible Preferred Stock of which 29,300 shares were issued and outstanding as of August 13, 2001 (the "Series A Stock"); (2) up to 350,000 shares of Preferred Stock designated as Series B Senior Convertible Preferred Stock (the "Series B Stock') of which no shares were outstanding as of August 13, 2001, (3) up to 120,000 shares of Preferred Stock designated as Series C Senior Convertible Preferred Stock (the "Series C Stock") of which 100,000 shares were outstanding as of August 13, 2001, and; (4) up to 500,000 shares of Preferred Stock designated as Series D Senior Convertible Preferred Stock (the "Series D Stock") of which 85,557 shares were outstanding as of August 13, 2001.

The Series A Stock

         The Series A Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series A Stock are entitled to receive semi-annual cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series B Stock and Series C Stock, calculated against their liquidation price of $5.00 per share at the rate of 7% annually during the first year of their issuance, increasing thereafter in increments of 1/2 of 1% per year for the next six years when the interest rate is fixed at 10% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $5.00 per share of Series A Stock, on an equal basis with the holders of any Series B Stock and Series C Stock.

         Magnitude has the right to redeem or buy back part or all of the Series A Stock three years after their issuance by paying to the holders the liquidation price ($5.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 15% of the liquidation price. Holders of the Series A Stock can convert their shares into Magnitude Common Stock at a conversion rate equal to 150% of the "market price" of Magnitude's Common Stock at the time of conversion. "Market price" is based upon the average bid and asked prices for Magnitude's Common Stock as quoted by the then stock exchange during the 20 consecutive trading day period immediately preceding the conversion.

The Series B Stock

         The Series B Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series B Stock are entitled to receive semi-annual cumulative dividends before any dividends are declared and paid upon the Common Stock, but on a par with the holders of any Series A Stock and Series C Stock, calculated against their liquidation price of $9.00 per share at the rate of 7% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $9.00 per share of Series B Stock, on an equal basis with the holders of any Series A Stock and Series C Stock. Magnitude has the right to redeem or buy back part or all of the Series B Stock three years after their issuance by paying to the holders the liquidation price ($9.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the liquidation price. Holders of the Series B Stock can convert their shares into Magnitude Common Stock on the basis of 10 shares of Common Stock for one share of Series B Stock at any time.

The Series C Stock

         The Series C Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series C Stock are entitled to receive monthly cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series A Stock and Series B Stock, calculated against their liquidation price of $9.00 per share at the rate of 7% annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $9.00 per share of Series C Stock, on an equal basis with the holders of any Series A Stock and Series B Stock. Magnitude has the right to redeem or buy back part or all of the Series C Stock three years after their issuance by paying to the holders the liquidation price ($9.00 per share), any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the liquidation price. Holders of the Series C Stock can convert their shares into Magnitude Common Stock on the basis of 10 shares of Common Stock for one share of Series C Stock at any time.

 The Series D Stock

         The Series D Stock has no voting rights and their holders do not have a right to cast a vote on shareholder matters. The holders of Series D Stock are entitled to receive semi-annually cumulative dividends before any dividends are declared and paid upon the Common Stock, but on par with the holders of any Series A Stock, Series B Stock and Series C Stock calculated against their respective stated value per share at the rate of 7% semi-annually. In the event of a liquidation, dissolution or winding up of the affairs of Magnitude and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price equal to their stated value for the Series D Stock, on an equal basis with the holders of any Series A Stock, Series B Stock and Series C Stock. Magnitude has the right to redeem or buy back part or all of the Series D Stock three years after their issuance by paying to the holders the stated value thereof, any accumulated but unpaid dividends and a payment (a "call premium") equal to 10% of the stated value. Holders of the Series D Stock can convert their shares into Magnitude Common Stock on the basis of 10 shares of Common Stock for one share of Series D Stock at any time.

Cumulative Preferred Stock

     The Company has designated 2,500 shares as "Cumulative Preferred Stock", of which as of September 30, 2000, one share is issued and outstanding. The Cumulative Preferred Stock is non-voting. Each share shall be entitled to receive out of the surplus or net profits of the Company, cumulative dividends thereon at the rate of $9,000 per year, payable quarterly, semi-annually, or annually, as and when declared by the Board of Directors. The Cumulative Preferred Stock shall, with respect to dividend rights, rights on liquidation, winding up and dissolution and rights upon redemption, rank prior to all classes and series of Common Stock.

Item 5.  Interests of Named Experts and Counsel

                  The legality of the shares offered hereby has been passed upon by Joseph J. Tomasek, Esq., 77 North Bridge Street,Somerville, New Jersey 08876.

Item 6.  Indemnification of Directors and Officers

                  Section 145 of the General Corporation Law of the State of Delaware and Article 7 of our Certificate of Incorporation contain provisions for indemnification of our officers, directors, employees and agents. The Certificate of Incorporation requires us to indemnify such persons to the fullest extent permitted by Delaware law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, our best interests. Indemnification would cover expenses, including attorney=s fees, judgments, fines and amounts paid in settlement.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 7.  Exemption from Registration Claimed

                  Not applicable.

Item 8.  Exhibits

   5.1   Opinion of Joseph J. Tomasek, Esq.
  10.1   Agreement with John R. Good and the Good Company,dated August 21, 2001
  10.2   Agreement with capital Reps, LLC, dated August 1, 2001
  10.3   Agreement with Mark Carleson, dated August 1, 2001
  10.4   Agreement with Stan Shuman, dated August 1, 2001
  23.1   Consent of Joseph J. Tomasek, Esq. (included in Exhibit 5.1)
  23.2   Consent of Rosenberg, Rich, Baker, Berman & Company

Item 9.  UNDERTAKINGS

                  (a) The undersigned registrant hereby undertakes;

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

                           (I) To include  any  prospectus  required  by Section
10(a)(3) of the Securities Act of 1933, as amended;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of this Registration Statement  (or  the  most
recent   post-effective  amendment  thereof)  which, individually  or in  the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement;

                  Provided however that paragraphs (a)(1)(I) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant=s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, therewith duly authorized, on August 24,2001.

                                   MAGNITUDE INFORMATION SYSTEMS, INC.

                                   By:       /s/ Steven D. Rudnik
                                           Steven D. Rudnik, President

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Steven D. Rudnik, his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Magnitude Information Systems, Inc. and on the dates indicated.

Signature                         Title                            Date
-----------                       -------                        -------
/s/ Steven D. Rudnik_     President, CEO and Director         August 28, 2001
--------------------
Steven D. Rudnik          (Principal Executive Officer)

/s/ Joerg H. Klaube__     Chief Financial Officer             August 28, 2000
Joerg H. Klaube           (Principal Financial Officer)

 /s/ Ivano Angelastri     Director                            August 28, 2001
Ivano Angelastri

/s/ Steven L. Gray___     Director                            August 28, 2001
------------------
Steven L. Gray

/s/ Joseph J. Tomasek     Director                            August 28, 2001
---------------------
 Joseph J. Tomasek

Exhibit 5.1
                                 LAW OFFICES OF
                                JOSEPH J. TOMASEK
                                 ATTORNEY AT LAW
Joseph J. Tomasek              77 North Bridge Street            (908)429-0030
Member N.J., N.Y.,             Somerville, New Jersey               ---------
and Ill. Bars                  08876                             (908)429-0040
                                                     E-mail: jtoma4368@aol.com


                                 August 24, 2001

Magnitude Information Systems, Inc.
401 State Route 24
Chester, New Jersey 07930

        Re:       Registration Statement on Form S-8, dated August 28, 2001

Gentleman:

We have acted as counsel to Magnitude Information Systems, Inc. (ACompany@), a Delaware corporation, pursuant to a Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on August 28, 2001 (ARegistration Statement@), covering 279,404 shares of the Company=s Common Stock, $.0001 par value (ACommon Stock@ issued pursuant to a certain agreement.

In acting as counsel for the Company and arriving at the opinion s as expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinion s expressed herein.

In connection with our examination we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostated copies.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

1. The Company has authority to issue the Common Stock in the manner and under the terms set forth in the Registration Statement.

2. The Common Stock has been duly authorized and when issued, delivered and paid for by recipients in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

We express no opinion with respect to the laws other than those of the State of New Jersey and Federal Laws of the United States of America, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement. It is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                                      Very truly yours,

                                                    /s/ JOSEPH J. TOMASEK
                                                    Joseph J. Tomasek, Esq.

Exhibit 23.2

              [LETTERHEAD OF ROSENBERG RICH BAKER BERMAN & COMPANY



                                 August 28, 2001

Magnitude Information Systems, Inc.
401 State Route 24
Chester, New Jersey 07930

        Re:       Registration Statement on Form S-8, dated August 28, 2001

Gentleman:


We hereby consent to the incorporation by reference of our report dated February 28, 2001relating to the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries in the Registration Statement on Form S-8, dated August 28, 2001and to the reference to our firm under the caption AExperts@.



                                        Very truly yours,



                                      /s/ Rosenberg Rich Baker Berman & Company
                                       -----------------------------------
                                       Rosenberg Rich Baker Berman & Company

Exhibit 10.7
                                    Agreement


Entered into on August 21, 2001, between John R. Good and the Good Company, with an address at 1868 Lomadell Lane, Santa Rosa, CA 95405 , both together and individually hereinafter referred to as "Good" on the one side, and Magnitude, Inc. and Magnitude Information Systems, Inc., with an address at 401 State Route 24, Chester, NJ 07930 both together and individually hereinafter referred to as "Magnitude" on the other side;

WHEREAS, Good and Magnitude in July 2000 had entered into a Marketing Consultancy Agreement (the "Consultancy Agreement") pursuant to which Good performed certain professional services; and,

WHEREAS, Magnitude is indebted to Good for certain sums of money for services performed by Good under the Consultancy Agreement, the exact amounts of which remain in dispute between the parties; and

WHEREAS, the parties hereto wish to settle all claims of either party against the other relating to their past and current business relationship, whether originating from the Consultancy Agreement or otherwise.

NOW, THEREFORE, the parties hereto agree as follows:

1. Magnitude shall cause the issuance of 200,000 shares of the common stock of Magnitude Information Systems, Inc. (the "Shares") to Good, in the name of John
R. Good, which shares shall be duly registered under the Securities Act of 1933, as amended, on Form S-8 with the Securities and Exchange Commission.

2. Magnitude shall cause the issuance of a warrant for the purchase of 200,000 shares of the common stock of Magnitude Information Systems, Inc. (the "Warrant") to Good, in the name of John R. Good, exercisable during three years at the rate of $0.90 per share.

3. Good shall forward to Magnitude, immediately upon receipt of the Shares and Warrant, the source code for the Magnitude Flash Video Presentation created by Good under the Consultancy Agreement, together with all related materials.

4. The parties agree that issuance of the Shares and Warrant shall constitute payment in full, and settlement of all claims, monetary or otherwise, of Good against Magnitude and vice versa, in connection with their past and present business relationship.

5. Good acknowledges that a sale or offer to sell of large quantities of common shares at any given time may have adverse effects on the publicly quoted price of Magnitude's common stock and thereby cause harm to Magnitude, and agrees not to sell or transfer, or offer to sell or transfer, more than ten thousand (10,000) of the Shares in any given calendar week, in private or public markets without the prior approval of Magnitude, and furthermore agrees to expeditiously execute any document or affidavit that may reasonably be required by Magnitude to ascertain and put into effect the before mentioned limitation on the sale or offer to sell of the Shares.

6. This Agreement is subject to ratification by the Board of Directors of Magnitude Information Systems, Inc.

7. This Agreement may not be amended or modified except in writing and shall be deemed to have been made and delivered in the State of New Jersey, and shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New Jersey. Any legal action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in the Superior Court, County of Morris or County of Somerset, State of New Jersey or in the United States District Court for the District of New Jersey, and the parties hereby expressly submit to the jurisdiction of said courts.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month, and year first above set forth.


Magnitude Information Systems, Inc.                           The Good Company
And Magnitude, Inc.                                           And John R. Good


By: /s/ Steven D. Rudnik                                      /s/ John R. Good
    ---------------------                                     ----------------
      Steven D. Rudnik, President                             Signature

Exhibit 10.8
                                 FILE MEMORANDUM


Date:             August 1, 2001
Subject:          Consulting Agreement with Capital Reps, LLC.
-------------------------------------------------------------------------------


This is to memorialize an agreement reached between Capital Reps, LLC, 12030 Sunrise Valley Drive, Suite 2600, Reston, VA 20191 ("Consultant") and Magnitude Inc./Magnitude Information Systems, Inc. ("Magnitude").

1. The parties had previously entered into a Consulting Agreement for sales and marketing support services to be rendered by Consultant.

2. Consultant and Magnitude have agreed that part of the remuneration earned by Consultant for his services thereunder be paid in form of unrestricted common stock of Magnitude Information Systems, Inc. and warrants for the purchase of such common shares.

3. Consultant and Magnitude have agreed that in consideration of (2) above, Magnitude issue to Consultant 20,598 common shares to be registered under the Securities Act of 1933, as amended, by the Company as soon as practicable with the Securities and Exchange Commission and warrants to purchase 20,598 shares, exercisable at $0.60 per share during a period of three years.

4. The board of directors of Magnitude Information Systems, Inc. has approved the issuance of these securities during a meeting on July 27, 2001.


                                             Magnitude, Inc.
                                             Magnitude Information Systems, Inc.


                                             /s/ Joerg H. Klaube
                                             ------------------------------
                                             Joerg H. Klaube
                                             Vice President, CFO

Exhibit 10.9
                                 FILE MEMORANDUM



Date:             August 1, 2001
Subject:          Consulting Agreement with Mark Carleson.
-------------------------------------------------------------------------------


This is to memorialize an agreement  reached  between Mark Carleson,  4579 Essex
Court,   Carlsbad,   CA  92008   ("Consultant")  and  Magnitude   Inc./Magnitude
Information Systems, Inc. ("Magnitude").

1. The parties had previously entered into a Consulting Agreement for sales and marketing support services to be rendered by Consultant.

2. Consultant and Magnitude have agreed that part of the remuneration earned by Consultant for his services thereunder be paid in form of unrestricted common stock of Magnitude Information Systems, Inc. and warrants for the purchase of such common shares.

3. Consultant and Magnitude have agreed that in consideration of (2) above, Magnitude issue to Consultant 48,805 common shares to be registered under the Securities Act of 1933, as amended, by the Company as soon as practicable with the Securities and Exchange Commission and warrants to purchase 48,805 shares, exercisable at $0.90 per share during a period of three years.

4. The board of directors of Magnitude Information Systems, Inc. has approved the issuance of these securities during a meeting on July 27, 2001.


                                            Magnitude, Inc.
                                            Magnitude Information Systems, Inc.


                                             /s/ Joerg H. Klaube
                                             -----------------------
                                             Joerg H. Klaube
                                             Vice President, CFO

Exhibit 10.10
                                 FILE MEMORANDUM


Date:             August 1, 2001
Subject: Consulting Agreement with Stan Shuman
-------------------------------------------------------------------------------


This is to memorialize an agreement reached between Stan Shuman, 61 Norma Road, Hampton, NJ 08827 ("Consultant") and Magnitude Inc./Magnitude Information Systems, Inc. ("Magnitude").

1. The parties had previously entered into a Consulting Agreement for sales and marketing support services to be rendered by Consultant.

2. Consultant and Magnitude have agreed that part of the remuneration earned by Consultant for his services thereunder be paid in form of unrestricted common stock of Magnitude Information Systems, Inc. and warrants for the purchase of such common shares.

3. Consultant and Magnitude have agreed that in consideration of (2) above, Magnitude issue to Consultant 10,000 common shares to be registered under the Securities Act of 1933, as amended, by the Company as soon as practicable with the Securities and Exchange Commission and warrants to purchase 10,000 shares, exercisable at $0.90 per share during a period of three years.

4. The board of directors of Magnitude Information Systems, Inc. has approved the issuance of these securities during a meeting on July 27, 2001.


                                            Magnitude, Inc.
                                            Magnitude Information Systems, Inc.


                                              /s/ Joerg H. Klaube
                                             ---------------------------
                                              Joerg H. Klaube
                                              Vice President, CFO